EXHIBIT 2.3

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                                   ----------


                    REPORT ON REVIEW OF FINANCIAL STATEMENTS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                   (UNAUDITED)

                                   ----------

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                                   ----------


                                TABLE OF CONTENTS

                                                                      PAGE

Report Of Independent Accountants                                       1

Balance Sheet                                                           2

Statement Of Operations                                                 3

Statement Of Shareholders' Equity                                       4

Statement Of Cash Flows                                                 5

Notes To Financial Statements                                           6

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                   ----------



Board of Directors
WPJ, Inc. d/b/a Integrated Medical Systems
Santa Ana, California

We have reviewed the accompanying balance sheet of WPJ, Inc. d/b/a Integrated Medical Systems (the "Company") as of March 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the three months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of the Company.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.

Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Newport Beach, California
April 24, 1998


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                                  BALANCE SHEET
                                 March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------

                                                     A S S E T S:

Current assets:
   Cash and cash equivalents                                                          $326,026
   Accounts receivable, net of allowance for doubtful accounts of $144,401             668,391
   Prepaid expenses and other current assets                                            18,200
                                                                                   -----------
                  Total current assets                                               1,012,617

Furniture, fixtures and equipment, net                                                 370,333
Other assets                                                                             9,781
                                                                                   -----------
                  Total assets                                                      $1,392,731
                                                                                   ===========

                                        LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
   Accounts payable                                                                   $324,537
   Accrued vacation                                                                     31,958
   Income taxes payable                                                                  1,458
   Other taxes payable                                                                  25,000
   Dividends payable                                                                     4,746
   Note payable to bank                                                                232,143
                                                                                   -----------

                  Total current liabilities and total liabilities                      619,842
                                                                                   -----------

Commitments and contingencies

Shareholders' equity:
   Common stock, no par value, 100,000 shares authorized, 50,000 shares issued
     and outstanding                                                                     1,000
Retained earnings                                                                      771,889
                                                                                   -----------

                  Total shareholders' equity                                           772,889
                                                                                   -----------
                  Total liabilities and shareholders' equity                        $1,392,731
                                                                                   ===========

   The accompanying notes are an integral part of these financial statements.

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                             STATEMENT OF OPERATIONS
                    For The Three Months Ended March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------


Net revenues for services                                     $1,071,840

Cost of revenues for services                                    379,999
                                                              ----------

                  Gross profit                                   691,841

General and administrative expenses                              628,859
                                                              ----------

                  Income from operations                          62,982

Other income (expense):

    Interest income                                                2,178
    Interest expense                                             (6,729)
                                                              ----------

                  Income before provision for income taxes        58,431

Provision for income taxes                                         1,084
                                                              ----------

                  Net income                                     $57,347
                                                              ==========

   The accompanying notes are an integral part of these financial statements.


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                        STATEMENT OF SHAREHOLDERS' EQUITY
                    For The Three Months Ended March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------

                                                                                                            TOTAL
                                                           COMMON STOCK               RETAINED          SHAREHOLDERS'
                                                         SHARES        AMOUNT         EARNINGS             EQUITY
                                                         ------        ------         --------          -------------
Balances, December 31, 1997                               50,000        $1,000          $722,057         $723,057

Distributions to shareholders                                                             (7,515)          (7,515)

    Net income                                                                            57,347           57,347
                                                      -----------    ---------          --------      -----------

Balances, March 31, 1998                                  50,000        $1,000          $771,889         $772,889
                                                      ==========     =========          ========      ===========


   The accompanying notes are an integral part of these financial statements.


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                             STATEMENT OF CASH FLOWS
                    For The Three Months Ended March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------
Cash flows from operating activities:
Net income                                                                                                    $57,347
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                                              24,232
    Provision for doubtful accounts receivable                                                                 24,254
    Net change in:
         Accounts receivable                                                                                  (75,233)
         Prepaid expenses and other current assets                                                             (3,848)
         Accounts payable                                                                                     140,903
         Accrued liabilities                                                                                  (20,656)
         Accrued vacation                                                                                         609
         Other taxes payable                                                                                    8,000
         Income taxes payable                                                                                  (5,497)
                                                                                                            ---------
                  Net cash provided by operating activities                                                   153,111
                                                                                                            ---------
Cash flows from investing activities:
                  Purchase of furniture, fixtures equipment                                                   (31,526)
                                                                                                            ---------
                  Net cash used by investing activities                                                       (31,526)
                                                                                                            ---------
Cash flows from financing activities:
                  Principal payments on note payable to bank                                                   (8,928)
                  Distributions to shareholders                                                                (7,515)

                  Net cash used by financing activities                                                       (16,443)
                                                                                                            ---------

                  Net increase in cash and cash equivalents                                                   105,142

Cash and cash equivalents - December 31, 1997                                                                 220,884
                                                                                                            ---------

Cash and cash equivalents - March 31, 1998                                                                   $326,026
                                                                                                            =========

Supplemental disclosures of cash flow information: Cash paid during the period for:

Interest                                                                                                   $    6,729
                                                                                                            =========

Income taxes                                                                                               $    6,581
                                                                                                            =========

   The accompanying notes are an integral part of these financial statements.

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------


1.       The Company:

         WPJ, Inc. d/b/a Integrated Medical Systems (the "Company") was incorporated in 1990 and provides electronic claims processing services for medical service providers and payors primarily in California. The Company's main office is located in Santa Ana, California, and another office is maintained in Spokane, Washington.

2.       Summary Of Significant Accounting Policies:

         REVENUE RECOGNITION:

         Revenues and related cost of revenues are recognized when services are performed.

         CASH AND CASH EQUIVALENTS:

         The Company considers all highly-liquid, short-term instruments with original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks and money market funds.

         FURNITURE, FIXTURES AND EQUIPMENT:

         Furniture, fixtures and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset.

         Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of furniture, fixtures and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, and any resulting gain or loss is included in operations.

         The Company periodically reviews and evaluates whether there has been a permanent impairment in the value of furniture, fixtures and equipment. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted cash flows.

Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                 March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------

2.       Summary Of Significant Accounting Policies, Continued:

         INCOME TAXES:

         The Company utilizes Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets, if material, for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         ADVERTISING:

         The costs associated with advertising are expensed as incurred. Advertising costs during the three-month period ended March 31, 1998 are $40,977.

         MANAGEMENT ESTIMATES:

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       Furniture, Fixtures And Equipment:

         Furniture, fixtures and equipment at March 31 consist of:

             Computer hardware                                         $438,418
             Furniture and fixtures                                      62,325
             Purchased computer software                                 42,323
             Equipment                                                   15,538
                                                                       --------

                                                                        558,604

               Less, Accumulated depreciation and amortization         (188,271)
                                                                       --------
                                                                       $370,333
                                                                       ========

Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                 March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------

3.       Furniture, Fixtures And Equipment, Continued:

         The cost of fully depreciated assets in service included in furniture, fixtures and equipment at March 31, 1998 is $29,970.

4.       Line Of Credit:

         The Company has an available line of credit with a bank in the amount of $150,000, which is collateralized by certain Company assets, including accounts receivable and equipment. Interest is charged at the bank's base lending rate plus 1.50% (8.5% at March 31, 1998). There was no outstanding balance on this line of credit at March 31, 1998.

5.       Note Payable To Bank:

         The note payable to bank consists of a note for an original principal amount of $250,000, which is collateralized by certain Company assets, including accounts receivable and fixed assets. Interest is charged at prime plus 2.75%, payable in monthly installments of $2,976, principal plus interest, through September 30, 2004. At March 31, 1998, $232,143 remained outstanding on this note payable.

         The note payable requires that the Company meet certain debt covenants. As of March 31, 1998, the Company had violated a certain debt covenant and as a result, the balance under the note has been classified as a current liability in the balance sheet at March 31, 1998.

6.       Commitments And Contingencies:

         LEASES:

         The Company leases office space in Santa Ana, California under a 30-month lease agreement which expires September 30, 1999. The Company also leases office space in Spokane, Washington under a 36-month lease which expires February 28, 2000. Total rental expense under operating leases is $34,098 for the three months ended March 31, 1998. In addition, the Company also leases office equipment and vehicles under operating leases which expire from August 31, 2000 to October 31, 2001.

Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                 March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------

6.       Commitments And Contingencies, Continued:

         LEASES, CONTINUED:

         Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997 are as follows:

         YEARS ENDING DECEMBER 31,

                       1998                 $123,888
                       1999                  146,446
                       2000                   29,557
                       2001                    7,166
                                           ---------
                                            $307,057
                                           =========

7.Income Taxes:

         Effective February 2, 1990, the Company elected, and the Internal Revenue Service ("IRS") consented, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this election, the Company does not pay federal income tax on its taxable income. Instead, the Company's taxable income or loss will be reported by the individual shareholders for federal income tax purposes.

         Also under this election, the State of California corporate income tax rate is reduced to 1.5% for 1998, and the Company's income or loss after this tax will be reported by the individual shareholders for state income tax purposes.

Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                 March 31, 1998
                                   (Unaudited)
                  (See Independent Accountants' Review Report)

                                   ----------

8.       Concentration Of Credit Risk:

         The Company maintains cash and cash equivalents on deposit at a certain bank in excess of the federally-insured limits. Such excess at March 31, 1998 was $331,643.

         For the three months ended March 31, 1998, $363,706, or 34% of net revenues are from three customers and at March 31, 1998, $321,961 is included in accounts receivable for these customers. In March 1998, one of these customers cancelled its contract with the Company. Sales to this customer were approximately $115,297, or 10.8% of net revenues for the three months ended March 31, 1998.

9.       Retirement Plan:

         The Company began to sponsor a defined contribution 401(k) plan in August 1996. All employees are eligible after 90 days of service. Participants may contribute up to 15% of their pretax compensation per pay period. The Company matches participant contributions at a rate of $0.50 for every $1.00 to a maximum employer contribution of 3% of annual pretax compensation. For the three months ended March 31, 1998, the Company matching contribution to the plan was $1,707.

10.      Subsequent Event:

         On April 24, 1998, a definitive Stock Purchase Agreement ("the Agreement") was executed by the shareholders of the Company, the Company, and ProxyMed, Inc. ("ProxyMed") for the purchase by ProxyMed of 100% of the issued and outstanding shares of the Company's capital stock for a purchase price of $27,370,000. The purchase price consists of $20,620,000 in cash at closing, and $6,750,000 in ProxyMed common stock (valued at the average of the closing price of such common stock as reported to have traded on the NASDAQ National Market System at the close of business on the three trading days prior to, the day of, and the three trading days after, the date of the public announcement of the Agreement). The closing is scheduled to take place on May 15, 1998, subject to ProxyMed's obtaining a fairness opinion from an investment banker stating that the consideration paid by ProxyMed is fair, from a financial point of view, to ProxyMed's shareholders.

Continued

                                       12